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                                                                    EXHIBIT 10.2

                           ENGLISH LANGUAGE SUMMARY OF
                             JOINT VENTURE AGREEMENT
                                 BY AND BETWEEN
                         21ST CENTURY PUBLISHING COMPANY
                                       AND
                   KID CASTLE EDUCATIONAL SOFTWARE DEVELOPMENT
                                 COMPANY LIMITED


 [ENGLISH LANGUAGE SUMMARY OF ORIGINAL AGREEMENT WHICH IS IN SIMPLIFIED CHINESE]


      The Joint Venture Agreement (the "JV Agreement") was entered into by and between 21st Century Publishing Company of Jiangxi Province, China ("Party A") and Kid Castle Educational Software Development Company Limited ("Party B") on July 8, 2003 for the purpose of forming a joint venture company called 21st Century Kid Castle Cultural Media Co. Ltd. under the laws of the Republic of China (the "JV").

      The JV Agreement provides that the JV will have a total capitalization and registered capital of Rmb 1 million. Party A will contribute the right to use the office space for 50% of the capital stock, and Party B will contribute Rmb 500,000 in cash for the other 50% of the capital stock. The transfer of all or part of the shares of capital stock of the JV to any third party requires the written consent from the other party, and the other party has the right of first refusal to purchase such shares from the selling party. The approval of the appropriate government authorities is also required for the transfer.

      The scope of business to be conducted by the JV includes: publication and distribution of books, magazines, audio-visual products; sales of educational products and office supplies; advertisement; education administrative, training and advisory services; advise on corporate image; and marketing planning. Its business will be conducted in the following manner: franchising, sales of teaching materials, supply of teachers to assist schools in using the JV's education products, installation of Kid Castle educational and administrative systems, publication of audio-visual products and operation of schools.

      Under the JV Agreement, the JV will have an office in Shanghai that will be managed by Party B. Party A shall be responsible for publishing, in compliance with applicable laws, the books to which Kid Castle Internet has copyrights ("Party B Copyrighted Books"). Party A has no obligation to publish any Party B Copyrighted Books that compete with Party A's existing products. Party A is prohibited under the terms of the JV Agreement from publishing anything that competes with the Party B Copyrighted Books that have been published by Party A. Party B will also provide advisory, production and other services pursuant to an agreement entered into simultaneously with the JV Agreement.
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      Party A agrees that the JV shall act as an external business unit of Party
A and is authorized to engage in the publishing business conducted by Party A.
As soon as Party A is granted the right to use and publish the copyrighted materials of Kid Castle Internet Technology, Party A shall contract with the JV to produce such materials, and the JV may contract with a qualified printing company to print the materials. The printing contract shall be entered into by Party A, the JV, and the printing company. Party A undertakes to publish no less than 50 Party B Copyrighted Books annually.

The shareholders' meeting is the highest authority of the JV. The board of the JV shall consist of 6 directors, of which 2 shall be appointed by Party A and 4 shall be appointed by Party B. The term of each of the directors shall be for 3 years. Unanimous board approval is required for the increase or decrease in the authorized number of shares of the JV, amendment to the articles of association of the JV, merger, reorganization or restructuring of the JV, termination or dissolution of the JV and any issuance of shares or other securities by the JV. The chairman of the board shall also act as the general manager of the JV.

The duration of the JV shall be 10 years. Within the 6-month period prior to the expiration date of the JV, if either party wishes to continue the business contemplated by the JV, the other party shall have a right of first refusal to enter to an agreement with such party under the same terms and conditions of the JV Agreement.

The JV Agreement also contains provisions with respect to other obligations of the parties to each other and the JV, matters that require approval by the shareholders' meeting and the board, the duties and powers of the management of the JV, procedures for fixed asset purchasing, labor administration, taxation and accounting procedures, use of office space, procedures for dissolving and liquidating the JV, insurance and duties of fiduciary and loyalty of directors and officers, amendment to the JV Agreement and liabilities for breaches of the JV Agreement, force majeure, governing law and other miscellaneous matters.

The articles of association adopted by the JV have substantially the same provisions as in the JV Agreement.